UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2005

STREICHER MOBILE FUELING, INC.
(Exact name of registrant as specified in its charter)

FLORIDA	000-21825	65-0707824
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

800 W. Cypress Creek Rd., Suite 580	Fort Lauderdale, Florida	33309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (954) 308-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Streicher Mobile Fueling, Inc., the Registrant, issued a press release on February 15, 2005, reporting operating results for the second quarter ended December 31, 2004. The text of that press release is as follows:

SMFStreicher Mobile Fueling, Inc.
800 West Cypress Creek Road, Suite 580
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Richard E. Gathright	Peter Seltzberg
	Chairman and Chief Executive Officer	Cameron Associates, Inc.
	954-308-4200	212-245-8800

STREICHER MOBILE FUELING, INC. REPORTS RESULTS
FOR THE SECOND QUARTER ENDED DECEMBER 31, 2004

Ft. Lauderdale, FL, February 15, 2005 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL and FUELW) (“the Company”), a leading outsourced refueling and fuel management solution provider for vehicle and equipment fleets, today announced results for the three and six months ended December 31, 2004, as follows:

(All amounts in thousands of dollars, except share and volume data)

Selected Income Statement and Financial Data:	Three-Month Periods Ended		Six-Month Periods Ended
	(Unaudited)		(Unaudited)
	12/31/2004	12/31/2003	12/31/2004	12/31/2003

Total revenues	29,647	21,136	58,556	40,553
Gross profit	1,444	1,075	3,244	1,897
Operating income (loss) [1]	212	(20)	889	468

Net income (loss)	(181)	(382)	114	(176)
EBITDA [1,2,5]	522	313	1,514	1,137

Basic net income (loss) per share	(.02)	(.05)	.02	(.02)
Diluted net income (loss) per share	(.02)	(.05)	.01	(.02)

Basic weighted average shares outstanding	7,435,835	7,248,460	7,384,174	7,248,382
Diluted weighted average shares outstanding	7,435,835	7,248,460	8,185,749	7,248,382

Depreciation and amortization [3]	310	333	625	667

Gallons sold in thousands	14,795	13,745	29,948	27,019
Average net margin per gallon (in cents) [4]	11.5	9.9	12.6	9.1

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Selected Balance Sheet Data:	12/31/2004	6/30/2004
Total assets	21,537	20,018
Total liabilities	15,917	14,670
Total shareholders’ equity	5,620	5,348

1 Includes in the six-month period ended 12/31/2003, a $757,000 gain on extinguishment of debt during the first quarter ended 9/30/2003
2 Earnings before interest, taxes, depreciation and amortization
3 Depreciation and amortization included in cost of sales was $262,000, $285,000, $532,000 and $570,000 for the respective periods
4 Net margin per gallon equals Gross profit plus cost of sales depreciation and amortization divided by number of gallons sold
5Non-GAAP measure EBITDA Reconciliation Table:

	Three-Month Periods Ended		Six-Month Periods Ended
	12/31/2004	12/31/2003	12/31/2004	12/31/2003
Net income (loss)	(181)	(382)	114	(176)
Add back:
Interest expense	249	231	495	424
Non-cash interest expense	144	131	280	222
Depreciation and amortization:
Cost of sales	262	285	532	570
Sales, general, and administrative	48	48	93	97
EBITDA	522	313	1,514	1,137

REVENUES In the quarter ended December 31, 2004, revenues increased $8.5 million, or 40%, compared to the prior year quarter. This increase was principally due to an 8% increase in net new business (defined as the incremental change in the fuel volume delivered and sold) and higher fuel prices which averaged 53 cents more per gallon than in the prior year quarter. Fuel sales were 14.8 million gallons in the current quarter, compared to 13.7 million gallons in the prior quarter, a 1.1 million gallon increase of net new business. Revenues increased $18.0 million, or 44%, in the six-month period ended December 31, 2004 compared to the same period in 2003. This increase was principally due to an 11% increase in net new business and higher fuel prices which averaged 47 cents per gallon more than in the prior year period. Fuel sales were 29.9 million gallons in the current six-month period, compared to 27.0 million gallons in the prior year period, a 2.9 million gallon increase of net new business. The net new business in the current quarter and six-month period resulted from the addition of new accounts and markets. The higher fuel prices were directly attributable to the volatility of world fuel markets and related economic conditions, including higher crude oil prices and greater global fuel demand.

GROSS PROFIT AND OPERATING INCOME In the quarter ended December 31, 2004, gross profit and operating income increased over the prior year quarter by $369,000 and $232,000, respectively. Net loss decreased $201,000 in the current quarter compared to the same quarter in the prior year. These improvements primarily relate to a higher net margin of 11.5 cents per gallon sold (net margin defined as gross profit plus cost of sales depreciation) and an 8% increase in net new business. For the six-month period ended December 31, 2004, gross profit, operating income and net income increased over the same period in the prior year by $1,347,000, $421,000 and $290,000, respectively. These improvements primarily related to a higher net margin of 12.6 cents per gallon sold and an 11% increase in net new business. It is important to note that operating income for the six-month period ended December 31, 2003, included a $757,000 gain on extinguishment of debt which did not recur in the current six month period.

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NET INCOME (LOSS) The Company had a net loss per basic and diluted share of $0.02 in the current quarter, compared to $0.05 in the prior year quarter. For the six-month period ended December 31, 2004, net income was $0.02 per basic share and $0.01 per diluted share. For the six-month period ended December 31, 2003, the net loss was $0.02 per basic and diluted share.

EBITDA Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarter ended December 31, 2004 improved $209,000, or 67%, to $522,000 from $313,000 for the prior year quarter (see Non-GAAP measure EBITDA Reconciliation Table set forth above). The EBITDA increase primarily related to the higher gross profit and volume of fuel sold in the current year quarter. For the six-month period ended December 31, 2004, EBITDA improved $377,000, or 33%, to $1,514,000 from $1,137,000 for the prior year period. The prior year six-month period EBITDA included the $757,000 gain on extinguishment of debt which did not recur in the current period. EBITDA is determined before providing for debt service payments and capital expenditures. EBITDA is a key indicator used by management and the financial community to gauge financial performance of the actual operations of a business without considering the impact of non-cash charges for equipment aging, debt financing expenses, and income taxes. EBITDA isolates actual financial performance of operations independent of the utilization of capital resources, the level of debt financing and the tax impact on business operations.

NET MARGIN The Company’s mobile fueling services business continues to be largely dependent on the number of gallons of fuel sold and related net margin per gallon achieved. For the quarter ended December 31, 2004, the Company’s net margin per gallon improved to 11.5 cents per gallon compared to 9.9 cents per gallon for the prior year quarter. This increase resulted from the Company generating higher margins for the services it provides and the 1.1 million gallons of net new business. Although the trend in higher margins for the Company's services is positive, the net margin of 11.5 cents per gallon realized in the current quarter is lower than the 14.6 cent per gallon net margin achieved in the first quarter of the 2003 fiscal year. There is no assurance that the trend of improved net margins will continue in the future or that net margins will not decrease as a result of increased competition or customer resistance to higher prices for the Company’s services.

Richard E. Gathright, Chairman and CEO, commented “The Company’s operational and financial indicators are increasingly positive and improving as delivered volumes and net margins increase. Our marketing and sales strategies and efforts indicate a growing demand for the fueling solutions we offer; and our present financial condition provides a strong platform for future expansion. These improvements are attributable to a strong commitment to management’s positive plan for sustainable and profitable growth while maintaining a high level of dependable, quality service and customer satisfaction in a competitive market place.”

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Gathright added “Our plans for internal growth, new market expansion and selective acquisitions are being carried out. The Shank Services acquisition, which we announced on January 31, 2005, (and appears on our website at www.mobilefueling.com) is on track to close before the end of February 2005. This is an important addition to our operations in Texas and, we anticipate, will be an initial step in identifying and acquiring other complementary business which we intend to effectively integrate into our organization.”

Gathright concluded, “The more than $13 million invested in our Company over the past eighteen months in new debt financing has significantly strengthened our capital resources, and reflects the confidence of the investment community in the Company and its prospects for growth.”

Conference Call

Within 75 days following the closing of the Shank Services acquisition, the Company will file a Form 8-K/A with the Securities and Exchange Commission, and expects to host a conference call at that time to discuss matters related to the Company’s business activities, including the Shank Services acquisition.

About Streicher Mobile Fueling, Inc.

The Company provides mobile fueling and fuel management out-sourced services, primarily to businesses operating fleets of vehicles and equipment. Its specialized truck fleet delivers fuel to customers’ locations, refueling vehicles and equipment and/or re-supplying storage facilities at competitive service fees and fuel prices. The Company's proprietary electronic fuel tracking system is used to measure, record, and track fuel dispensed to each vehicle and tank fueled at a customer location allowing verification of the amount and type of fuel delivered and sold, and providing customers with customized fleet fuel data for management analysis and reporting. The Company conducts operations from 17 locations serving metropolitan markets in California, Florida, Georgia, Maryland, North Carolina, Pennsylvania, Tennessee, Texas, Virginia and Washington, D.C.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words, “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Investors should not rely on forward-looking statements to evaluate the Company or its stock because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements. Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the Company’s ability to successfully integrate the acquired assets and operations of Shank Services and to service the increased debt incurred to finance the acquisition, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings. Such factors are in addition to, and not a substitution for, those set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2004 under “Certain Factors Affecting Operating Results” and in other reports filed with the Securities and Exchange Commission.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2005                 STREICHER MOBILE FUELING, INC.

                               By: /s/Richard E. Gathright
                      Richard E. Gathright, President

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